Vanguard Florida Focused Long-Term Tax-Exempt Fund, a series of
Vanguard Florida Tax-Free Funds

At a special meeting of shareholders of the Vanguard Florida Focused Long-Term Tax-Exempt Fund (the ?Florida Fund?) held on July 22, 2013, at 4 p.m.,
Eastern time, the shareholders of the Florida Fund approved the proposed reorganization to combine the Florida
Fund with Vanguard Long-Term Tax-Exempt Fund.

The proposal and the results of the voting at the shareholder meeting were as follows:

To approve or disapprove the Agreement and Plan of Reorganization, providing for (i) the transfer of substantially all of the assets of the Florida Fund to Vanguard Long-Term Tax-Exempt Fund (the ?National Fund?), a series of Vanguard Municipal Bond Funds, in exchange for shares of beneficial interest of the National Fund; (ii) the assumption by the National Fund of the liabilities of the Florida Fund; and (iii) the distribution of National Fund shares to the shareholders of the Florida
Fund in complete liquidation of the Florida Fund.

Vanguard Florida Focused Long-Term Tax-Exempt Fund

Vote		Number of Shares Voted	        Percentage
FOR		47,244,112.124			92.672%
AGAINST	        2,310,231.321			4.532%
ABSTAIN	        1,425,722.231			2.797%
TOTAL		50,980,065.676			100.000%

On the close of business on July 26, 2013, the reorganization was closed. A Form N-8F will be filed with the Securities and Exchange Commission to de-register the Florida Fund.